News Release

Transax International Limited

Suite 200 / 7545 Irvince Center Drive / Irvine / CA / 92618 / USA
Tel: +1 949.623.8316 / Fex: +1 949.623.8305

Transax International Limited Reports Record Transaction Volume for Fourth Quarter 2004.

    -   2004 Revenues Increase 300%
    -   Fourth Quarter Revenues increase to over US $400,000
    -   8th Consecutive  Quarter  of Positive Transaction  Volume  and  Revenue
        Growth

IRVINE, Calif. January 10, 2005 Transax International Limited ("Transax") (OTC Bulletin Board: TNSX) is pleased to report that it has recorded record transaction volume for the fourth quarter 2004 and calendar year 2004. Transax also reported that representatives for the company continue to see shifts in industry protocols towards the company's business model while volume increases in all product lines continue to be very strong.

During the fourth quarter 2004, Transax completed 941,963 "real time" transactions, a 180% increase compared with the same period in 2003. The fourth quarter 2004 transaction volume represents a 16% increase as compared to the third quarter of 2004. Transax completed 2.8 million transactions during 2004, a 164% increase compared with 1.1 million transactions recorded for 2003.

For the fourth quarter of 2004, Transax will report gross revenues in excess of US $400,000. Revenues for the 12 months ended December 31, 2004 are estimated at US $1.3 million, a 300% increase as compared to revenues reported for 2003.

Commenting on the preliminary results for the fourth quarter 2004 and annual results for 2004, Stephen Walters, President & CEO of Transax, stated: "Since commencing our roll out plan, we have recorded 8 quarters of positive transaction volume and revenue growth and we expect favorable growth rates to continue throughout 2005 as our roll out program gains momentum."


Walters further commented: "The addition of new business, especially the company's recently signed MOU to provide "real time" authorization and adjudication of medical claims in the USA should significantly enhance the company's performance during 2005. Transax has contracts in Brazil with two of the largest three health insurance companies including the largest private health insurer in South America who realize the many benefits of undertaking "real time" authorization and adjudication of medical claims and are saving a significant amount in administrative costs and claims processing."

________________________________________________________________________
About Transax International Limited: Transax is provider of network solutions for healthcare providers and health insurance companies. Its solution enables the "real-time" automation of routine patient eligibility verifications, authorization, claim adjudication, claims processing and payment functions. The "on line" technology has been proven to significantly decrease health insurance claim expenditure. Transax "Total Connectivity" solution operates in "real time" regardless of location or method of claim generation. Transax currently undertakes approximately 350,000 transactions per month and has contracts in place with major health insurers for in excess of 2,500,000 transactions per month.

Web Site : www.transax.com     Email : info@transax.com

Investor Relations Inquiries
Mirador Consulting Inc, Boca Raton, Florida
Contact    Casey   Burt,   Tel   :   877/Mirador   or   877-647-2367     Email:
cb@miradorconsulting.com


SAFE HARBOR STATEMENT "THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN."